NEWS RELEASE

800 Cabin Hill Drive, Greensburg, PA 15601-1689

Media contact:	Investor contact:
David Neurohr	Max Kuniansky
Manager, External Communications	Executive Director, Investor Relations
Phone: (724) 838-6020	and Corporate Communications
Media Hotline: (888) 233-3583	Phone: (724) 838-6895
E-mail: dneuroh@alleghenyenergy.com	E-mail: mkunian@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy Finalizes Plans to Improve Environmental Performance

at Hatfield’s Ferry Power Station

GREENSBURG, Pa., July 13, 2006—Allegheny Energy, Inc. (NYSE: AYE) today announced plans to install flue gas desulfurization equipment (scrubbers) at its coal-fired Hatfield’s Ferry Power Station, which is located near Masontown, Pa. The project will reduce the plant’s sulfur dioxide emissions by approximately 95 percent, or 145,000 tons per year, and significantly lower mercury emissions at the facility.

Allegheny has entered into a contract with The Babcock & Wilcox Company for the design, engineering and construction of the scrubber equipment, and a separate contract with Washington Group International for other related engineering, procurement and construction services. The current estimated cost of the project is approximately $550 million, which includes converting all three generating units from forced draft to balanced draft operation to improve plant reliability. The expected completion date is 2009.

“Installing scrubbers at Hatfield is a major step in meeting our commitment to environmental stewardship,” said Paul J. Evanson, Chairman, President and Chief Executive Officer of Allegheny Energy. “With our financial turnaround largely complete, we are now moving aggressively to improve our environmental performance. We will have scrubbers on all of our supercritical coal-fired units by 2009, giving Allegheny one of the cleanest coal fleets in the nation. Environmental stewardship is one of the company’s top priorities.”

The Hatfield’s Ferry project will create approximately 350 initial construction jobs and result in additional full-time positions to operate and maintain the scrubbers at the 1,710-megawatt facility. The project also will enable the company to continue purchasing local coal, preserving regional mining jobs. Additionally, scrubber installation reflects Allegheny’s long-term commitment to the plant as an integral portion of the company’s generating capacity.

Allegheny’s comprehensive commitment to environmental stewardship extends beyond the Hatfield project:

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The company will install scrubbers at its Fort Martin Power Station near Maidsville, W.Va. The project will remove approximately 95 percent, or more than 92,000 tons, of sulfur dioxide emissions and significantly lower mercury emissions from the 1,107-megawatt facility. By using securitization, a financing technique approved by the West Virginia legislature and Public Service Commission, Allegheny will be able to complete this project by 2009.

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Construction is underway for a new chimney and ductwork enhancements to ensure all emissions run through existing scrubbers at the company’s Pleasants Power Station in Willow Island, W.Va. The improvements, with an estimated cost of $110 million, will further reduce sulfur dioxide and mercury emissions and mitigate fly ash dispersal issues at the

1,300-megawatt facility.

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Allegheny now includes Powder River Basin coal as part of its fuel mixture to reduce sulfur dioxide emissions on an interim basis until planned scrubber projects are operational. The low-sulfur coal complements the majority of the company’s coal, which originates from mines primarily in Pennsylvania, West Virginia and Ohio. The fuel blend began last year.

The Hatfield’s Ferry, Fort Martin and Pleasants projects are part of Allegheny’s comprehensive plan to reduce total sulfur dioxide emissions by more than 250,000 tons compared to 2002 levels and to significantly reduce mercury emissions as a co-benefit.

A fact sheet and a high-resolution photo of the Hatfield’s Ferry Power Station are available at www.alleghenyenergy.com/Newsroom/NewsroomHome.asp.

Allegheny Energy

Headquartered in Greensburg, Pa., Allegheny Energy is an investor-owned utility consisting of two major businesses. Allegheny Energy Supply owns and operates electric generating facilities, and Allegheny Power delivers low-cost, reliable electric service to customers in Pennsylvania, West Virginia, Maryland and Virginia. For more information, visit our Web site at www.alleghenyenergy.com.

Forward-Looking Statements

In addition to historical information, this release contains a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as anticipate, expect, project, intend, plan, believe, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These include statements with respect to: regulation and the status of retail generation service supply competition in states served by Allegheny Energy’s distribution business, Allegheny Power; financing plans; demand for energy and the cost and availability of raw materials, including coal; provider-of-last-resort and power supply contracts; results of litigation; results of operations; internal controls and procedures; capital expenditures; status and condition of plants and equipment; regulatory matters; and accounting issues. Forward-looking statements involve estimates, expectations and projections and, as a result, are subject to risks and uncertainties. There can be no assurance that actual results will not materially differ from expectations. Actual results have varied materially and unpredictably from past expectations. Factors that could cause actual results to differ materially include, among others, the following: changes in the price of power and fuel for electric generation; general economic and business conditions; changes in access to capital markets; complications or other factors that render it difficult or impossible to obtain necessary lender consents or regulatory authorizations on a timely basis; environmental regulations; the results of regulatory proceedings, including proceedings related to rates; changes in industry capacity, development and other activities by Allegheny Energy’s competitors; changes in the weather and other natural phenomena; changes in the underlying inputs and assumptions, including market conditions used to estimate the fair values of commodity contracts; changes in laws and regulations applicable to Allegheny Energy, its markets or its activities; the loss of any significant customers or suppliers; dependence on other electric transmission and gas transportation systems and their constraints or availability; changes in PJM, including changes to participant rules and tariffs; the effect of accounting policies issued periodically by accounting standard-setting bodies; and the continuing effects of global instability, terrorism and war. Additional risks and uncertainties are identified and discussed in Allegheny Energy’s reports filed with the Securities and Exchange Commission.

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